UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
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CAMDEN PROPERTY TRUST
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CAMDEN PROPERTY TRUST

3 Greenway Plaza, Suite 1300

Houston, Texas  77046

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 2, 2006
Time:	2:00 p.m., central time
Place:	Renaissance Hotel 6 East Greenway Plaza Houston, Texas

Matters to be voted on:

1.             To elect ten trust managers to hold office for a one-year term;

2.             To ratify Deloitte & Touche LLP as our independent auditors for 2006; and

3.             To act on any other matter that may properly come before the meeting.

The Board of Trust Managers recommends that you vote FOR each of the nominees for trust manager. The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of Deloitte & Touche LLP as our independent auditors for 2006.

Shareholders who are holders of record of common shares at the close of business on March 15, 2006 will be entitled to vote at the annual meeting.

Please read the attached proxy statement and then vote by filling out, signing and dating the proxy card and returning it in the enclosed postage pre-paid envelope. If you attend the annual meeting, you may change your vote or revoke your proxy by voting your shares in person. Please contact our investor relations department at 1-800-9Camden, or in Houston at (713) 354-2500, if you have any questions.

By Order of the Board of Trust Managers,

Dennis M. Steen
Senior Vice President-Finance, Chief Financial Officer and Secretary

Houston, Texas

March 28, 2006

TABLE OF CONTENTS

THE ANNUAL MEETING

GOVERNANCE OF THE COMPANY

Board Independence and Meetings
Executive Sessions
Share Ownership Guidelines
Committees of the Board of Trust Managers
Consideration of Trust Manager Nominees
Guidelines on Governance and Codes of Ethics
Communication With Our Board

ELECTION OF TRUST MANAGERS
Required Vote

EXECUTIVE OFFICERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

COMPENSATION
Executive Officer Compensation
Employment Agreements
Compensation Committee Interlocks and Insider Participation
Board Compensation

PERFORMANCE GRAPH

AUDIT COMMITTEE INFORMATION
Report of the Audit Committee
Independent Auditor Fees
Pre-Approval Policies and Procedures
Ratification of the Selection of the Independent Auditors

SHAREHOLDER PROPOSALS

ANNUAL REPORTS

THE ANNUAL MEETING

The board of trust managers is soliciting proxies to be used at the annual meeting. This proxy statement and form of proxy are first being sent on March 28, 2006 to anyone who was a shareholder on March 15, 2006. The following is important information regarding the annual meeting.

Q:           What may I vote on?

A:            At the annual meeting, you will be voting on the following proposals:

1.             To elect ten trust managers to hold office for a one-year term; and

2.             To ratify Deloitte & Touche LLP as our independent auditors for 2006.

Q:           How do you recommend that I vote?

A:            The Board of Trust Managers recommends that you vote FOR each of the nominees for trust manager. The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of Deloitte & Touche LLP as our independent auditors for 2006.

Q:           Who is entitled to vote?

A:            All shareholders of record on the close of business on March 15, 2006 are entitled to vote at the annual meeting. On March 15, 2006, we had 52,336,429 common shares outstanding. Each share is entitled to one vote.

Q:           How do I vote?

A:            If your shares are held by a bank, broker or other nominee (i.e., in “street name”), you will receive instructions from your nominee that you must follow to have your shares voted. If you hold your shares in your own name as a holder of record, you may vote in person at the annual meeting or instruct the individuals named on the proxy card, referred to as proxies, how to vote your shares by completing, dating, signing and mailing the proxy card in the enclosed postage pre-paid envelope.

If you do not indicate how you wish to vote for one or more of the nominees for trust manager, the proxies will vote FOR election of all of the nominees for trust manager. If you “withhold” your vote for any of the nominees, your vote will not be counted in the tabulation of votes cast on that nominee. If you specify a choice for or against the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2006, or if you abstain on this matter, the proxies will vote FOR the ratification of Deloitte & Touche LLP as our independent auditors for 2006.

Q:           How can I change my vote or revoke my proxy after I return my proxy card?

A:            If you are a registered shareholder, you may change your vote or revoke your proxy at any time before the meeting by submitting written notice to our Secretary, submitting another proxy that is properly signed and later dated or voting in person at the meeting. In each case, the later submitted vote will be recorded and the earlier vote revoked. If you hold your shares in “street name,” please follow the procedures required by your bank, broker or other nominee to revoke a proxy. You should contact that firm directly for more information on these procedures.

Q:           How will votes be counted?

A:            The meeting will be held if a quorum is represented in person or by proxy at the meeting. A quorum is a majority of our outstanding common shares entitled to vote. If you return a signed proxy card, your shares will be counted for the purpose of determining whether there is a quorum. We will treat failures to vote, referred to as abstentions, as shares present and entitled to vote for quorum purposes. However, abstentions will not be counted as votes cast on a proposal and have no effect on the result of the vote on such proposal. A withheld vote is the same as an abstention.

Broker non-votes occur when proxies submitted by a broker, bank or other nominee holding shares in “street name” do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes. However, broker non-votes will not be counted as votes cast on a proposal and will have no effect on the result of the vote on the proposal.

Q:           Who will pay the costs of soliciting the proxies?

A:            We will pay all of the costs of soliciting proxies. Some of our trust managers, officers and other employees may solicit proxies personally or by telephone, mail, facsimile or other electronic means of communication. They will not be specially compensated for these solicitation activities. We do not expect to pay any fees for the solicitation of proxies, but may pay brokerage firms and other custodians for their reasonable expenses for forwarding solicitation materials to the beneficial owners of shares.

Q:           How will voting on other business be conducted?

A:            We do not know of any matter to be presented or acted upon at the meeting, other than the proposals described in this proxy statement. If any other matter is presented at the meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the persons named as proxies on the accompanying proxy card.

Q:           How do I get additional copies or discontinue future duplicate copies of the annual report or view SEC documents electronically?

A:            Our 2005 annual report, including financial statements, is being mailed to you along with this proxy statement. Our annual report and Form 10-K are not proxy soliciting materials.

If you are a shareholder of record, you can elect to view certain shareholder communications over the Internet instead of receiving paper copies in the mail. You may choose this option and save us the cost of producing and mailing these documents by checking the appropriate box on the enclosed proxy card. If you choose to view future proxy materials and our annual report over the Internet, you will receive instructions next year containing the Internet address of those materials. Your choice will remain in effect until you tell us otherwise.

If you hold your shares through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

We have adopted a procedure approved by the Securities and Exchange Commission, or the SEC, called “householding,” which reduces our printing costs and postage fees. You may choose this option by checking the appropriate box on the enclosed proxy card. Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notify us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If a shareholder of record residing at such an address wishes to receive a separate document in the future, he or she may contact our Investor Relations department at (800) 922-6336 or write to us at Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, Texas 77046, Attn: Investor Relations. If you are an eligible shareholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

GOVERNANCE OF THE COMPANY

Board Independence and Meetings

Our board of trust managers believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to corporate governance practices that the board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities.

Currently, our board of trust managers has ten members. The board of trust managers has determined, after considering all of the relevant facts and circumstances, that eight trust managers (William R. Cooper, George A. Hrdlicka, Scott S. Ingraham, Lewis A. Levey, F. Gardner Parker, William F. Paulsen, William B. McGuire, Jr. and Steven A. Webster) are independent, as “independence” is defined by the New York Stock Exchange. This means that none of the independent trust managers has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. As a result, we have a majority of independent trust managers on our board as required by the listing requirements of the New York Stock Exchange.

The board of trust managers met either in person or by conference call five times in 2005. All of the trust managers attended 75% or more of meetings of the board and the committees on which they served during 2005. We encourage all of our trust managers to attend the annual meeting. Two trust managers attended last year’s meeting.

Executive Sessions

Independent trust managers have regularly scheduled executive sessions in which they meet without the presence of management. These executive sessions typically occur after each regularly scheduled meeting of the board. Any independent trust manager may request that an additional executive session be scheduled. The presiding trust manager of these executive sessions is Mr. Parker, the Lead Independent Trust Manager.

Share Ownership Guidelines

The board of trust managers has adopted a share ownership policy for trust managers. The policy provides for a minimum beneficial ownership target of our common shares with a market value of $250,000 within three years of joining the board.

Committees of the Board of Trust Managers

The board of trust managers has established five committees. Information regarding these committees is set forth below.

Audit Committee. The current members of the audit committee are George A. Hrdlicka, Scott S. Ingraham and Lewis A. Levey (Chair). Each member of the audit committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and the New York Stock Exchange’s listing standards. The board of trust managers, after reviewing all of the applicable facts, circumstances and attributes, has determined that Mr. Levey is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

The audit committee operates under a written charter adopted by the board, which was last amended on July 24, 2003. The audit committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter was included in last year’s proxy statement and can be viewed on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.”  The Report of the Audit Committee is set forth beginning on page 24 of this proxy statement.

The audit committee’s responsibilities include assisting the board in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of our independent auditors. In addition, the audit committee reviews, as it deems appropriate, the adequacy of our systems of disclosure controls and internal controls regarding financial reporting and accounting. In accordance with its charter, the audit committee has the sole authority to appoint and replace the independent auditors, who report directly to the audit committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services that the independent auditors may provide to us. During 2005, no member of the audit committee served on more than two other public company audit committees. The audit committee met eight times in 2005.

Compensation Committee. The current members of the compensation committee are William R. Cooper, George A. Hrdlicka (Chair) and William B. McGuire, Jr. Each member of the compensation committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The compensation committee operates under a written charter adopted by the board, which was last amended on July 11, 2003. The compensation committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is available on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.”  The compensation committee’s responsibilities include overseeing our compensation programs and practices and determining compensation for our executive officers. The compensation committee met four times in 2005.

Corporate Governance Committee. The current members of the corporate governance committee are F. Gardner Parker, William F. Paulsen and Steven A. Webster (Chair). Each member of the corporate governance committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The corporate governance committee operates under a written charter adopted by the board, which was last amended on July 11, 2003. The corporate governance committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is available on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.”  The corporate governance committee’s responsibilities include ensuring that the board of trust managers and management are appropriately constituted to meet their fiduciary obligations to our shareholders and us by developing and implementing policies and processes regarding corporate governance matters. The corporate governance committee met one time in 2005.

Executive Committee. The current members of the executive committee are Richard J. Campo (Chair), William R. Cooper, George A. Hrdlicka and Steven A. Webster. The executive committee may approve the acquisition and disposal of investments and the execution of contracts and agreements, including those related to the borrowing of money. The executive committee may also exercise all other powers of the trust managers, except for those that require action by all trust managers or the independent trust managers under our declaration of trust or bylaws or under applicable law. The executive committee did not meet in 2005.

Nominating Committee. The current members of the nominating committee are William R. Cooper (Chair), Scott S. Ingraham and Steven A. Webster. Each member of the nominating committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The nominating committee operates under a written charter adopted by the board, which was last amended on July 10, 2003. The nominating committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is available on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.”  The nominating committee’s responsibilities include selecting the trust manager nominees for election at annual meetings of shareholders. The nominating committee met two times in 2005.

Consideration of Trust Manager Nominees

Shareholder Nominees. The policy of the nominating committee is to consider properly submitted shareholder nominations for candidates for membership on our board. In evaluating such nominations, the nominating committee seeks to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria described below under “Trust Manager Qualifications.”  Any shareholder nomination proposed for consideration by the nominating committee should include the nominee’s name and qualifications for board membership and should be addressed to:

Corporate Secretary

Camden Property Trust

3 Greenway Plaza, Suite 1300

Houston, Texas 77046

In addition, our bylaws permit nominations of trust managers at any annual meeting of shareholders by the board or a committee of the board or by a shareholder of record entitled to vote at the annual meeting. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and material required by our bylaws to our corporate secretary at the address set forth above not less than 60 nor more than 90 days prior to the date of the applicable annual meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is made, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the applicable annual meeting was mailed or such public disclosure of the date of such annual meeting was made, whichever first occurs. You may obtain a copy of the full text of the bylaw provision by writing to our corporate secretary at the address set forth above. A copy of our bylaws has been filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1997.

Trust Manager Qualifications. Our Guidelines on Governance contain board membership criteria that apply to the nominating committee’s nominees for a position on our board. Under these criteria, a majority of the board must be comprised of independent trust managers. Also, trust managers should be persons of integrity, with significant accomplishments and recognized business stature who will bring a diversity of perspectives to the board. In addition, board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics, including diversity, management skills and business expertise. Trust managers should also be able to commit the requisite time for preparation and attendance at regularly scheduled board and committee meetings, as well as be able to participate in other matters necessary to good corporate governance.

Limits on Service on Other Boards. In the Guidelines on Governance, the board recognized that its members benefit from service on the boards of other companies. We encourage that service but also believe it is critical that trust managers have the opportunity to dedicate sufficient time to their service on the board. To that end, the Guidelines on Governance provide that employee trust managers may not serve on more than two public company boards in addition to our board. Individuals who serve on more than six other public company boards will not normally be asked to join the board and individuals who serve on more than two other public company audit committees will not normally be asked to join the audit committee, unless, in any such case, the board determines that such simultaneous service would not impair the ability of such individual to effectively serve on the board or the audit committee. The board has made such determination with respect to Steven A. Webster. Current positions in excess of these limits may be maintained unless the board determines that doing so would impair their service on the board or audit committee, as applicable.

Term Limits; Retirement Age. The Guidelines on Governance provide that, as a general matter, non-employee trust managers will not stand for election to a new term of service at any annual meeting following their 75th birthday. However, the board may approve exceptions to this practice when it believes it is in our interest to do so. The board does not believe it should establish term limits for trust manager service, instead preferring to rely upon the mandatory retirement age and the evaluation procedures described below as the primary methods of ensuring that each trust manager continues to act in a manner consistent with the best interests of us, our shareholders and the board. The board believes that term limits have the disadvantage of losing the contribution of trust managers who have been able to develop, over a period of time, increasing insight into our operations and us and, therefore, provide an increasing contribution to the board as a whole.

Criteria for Nomination to the Board. The nominating committee has adopted criteria for nomination to the board. Under these criteria, trust managers should be of the highest ethical character and share Camden’s values, should have personal and professional reputations consistent with our reputation, should have relevant expertise and experience and be able to offer advice and guidance to management based on that expertise and experience, should be able to serve without the appearance of any conflict of interest and independent of any constituency so to be able to represent all of our shareholders, should be committed to Camden’s success and welfare and the long-term interests of our shareholders, should be willing to apply sound and independent business judgment and should have time available to devote to Camden activities.

Identifying and Evaluating Nominees. The nominating committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the nominating committee will utilize a variety of methods for identifying and evaluating nominees for trust manager. Candidates may come to the attention of the nominating committee through current board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the nominating committee, and may be considered at any point during the year. As described above, the nominating committee will consider properly submitted shareholder nominations for candidates to the board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the nominating committee at a regularly scheduled meeting, which is generally the first meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a shareholder in connection with the nomination of a trust manager candidate, such materials will be forwarded to the nominating committee. The nominating committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the nominating committee will seek to achieve a balance of knowledge, experience and capability on the board.

Each of the nominees for election to our board this year has previously served as a member of our board.

Guidelines on Governance and Codes of Ethics

During 2003, our board of trust managers adopted Guidelines on Governance to address significant corporate governance issues. These guidelines provide a framework for our corporate governance initiatives and cover a variety of topics, including the role of our board, board selection and composition, board committees, board operation and structure, board orientation and evaluation, board planning and oversight functions and executive share ownership. The corporate governance committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the board any changes to the guidelines.

Also during 2003, our board adopted a Code of Business Conduct and Ethics, which is designed to help officers, trust managers and employees resolve ethical issues in an increasingly complex business environment. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of our assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues. We also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.

You may obtain a copy of our committee charters, Guidelines on Governance, Code of Business Conduct and Ethics and Code of Ethical Conduct for Senior Financial Officers on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.”

Communication With Our Board

Any shareholder or interested party who wishes to communicate with our board of trust managers or any specific trust manager, including independent trust managers, may write to:

Mr. F. Gardner Parker

Lead Independent Trust Manager

Camden Property Trust

3 Greenway Plaza, Suite 1300

Houston, Texas  77046

Depending on the subject matter, Mr. Parker will:

•              forward the communication to the trust manager or trust managers to whom it is addressed (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded to the chair of the audit committee for review);

•              forward to management if appropriate (for example, if the communication is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our board or an individual trust manager); or

•              not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of the board, our Chairman of the Board will present a summary of all communications received since the last meeting of the board and will make those communications available to any trust manager on request.

Election of Trust Managers

There are currently ten trust managers on the board. The nominating committee of the board has selected each of the ten current trust managers as a nominee for election at the annual meeting.

Pursuant to the Agreement and Plan of Merger, dated as of October 4, 2004, among Camden Property Trust, Summit Properties Inc. and Camden Summit, Inc., a wholly owned subsidiary of Camden Property Trust, as amended, William B. McGuire, Jr. and William F. Paulsen were appointed to the board effective as of March 4, 2005, which was the second business date after the effective time of our merger with Summit. The merger agreement also provides that Messrs. McGuire and Paulsen will serve on the board until the next annual meeting of shareholders, at which time Messrs. McGuire and Paulsen will be nominated by the board for election at this annual meeting of shareholders. Except for the foregoing, no trust manager was selected as a result of any arrangement or understanding between that trust manager and any other person.

Trust managers elected at the meeting will hold office for a one-year term. Unless you withhold authority to vote for one or more nominees, the persons named as proxies intend to vote for election of the ten nominees.

All nominees have consented to serve as trust managers. The board has no reason to believe that any of the nominees will be unable to act as trust manager. However, if a trust manager is unable to stand for re-election, the board may either reduce the size of the board or the nominating committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.

The nominees are as follows:

Richard J. Campo
Age:	51
Trust Manager Since:	1993
Principal Occupation:	Chairman of the Board of Trust Managers and Chief Executive Officer of Camden Property Trust since May 1993.

William R. Cooper
Age:	69
Trust Manager Since:	1997
Principal Occupation:	Private Investor
Recent Business Experience:	Since April 1997, Mr. Cooper has been a private investor. Prior to April 1997, Mr. Cooper served for 30 years in a variety of capacities with Paragon Group, Inc. or its predecessor.

George A. Hrdlicka
Age:	74
Trust Manager Since:	1993
Principal Occupation:	Attorney
Recent Business Experience:

Mr. Hrdlicka is a founding partner of the law firm of Chamberlain, Hrdlicka, White, Williams & Martin and has been primarily involved in the practice of tax law since 1965. He is a regular lecturer on tax subjects at institutes and seminars around the country and is board certified as a tax lawyer by the Texas Board of Legal Specialization.

Scott S. Ingraham
Age:	52
Trust Manager Since:	1998
Principal Occupation:	General Manager and head of Rent.com, an online apartment leasing service and a wholly owned subsidiary of eBay, Inc.
Recent Business Experience:	From 1999 until February 2005, Mr. Ingraham was Chairman of the Board and Chief Executive Officer of Rent.com or its predecessor.

Lewis A. Levey
Age:	64
Trust Manager Since:	1997
Principal Occupation:	Private Investor
Recent Business Experience:

Since April 1997, Mr. Levey has been a private investor and management consultant. He is also involved as a Principal with a commercial real estate management and leasing firm focused on office buildings. Prior to April 1997, Mr. Levey served for more than 25 years in a variety of capacities with Paragon Group, Inc. or its predecessor, including as Vice Chairman of the Board of Directors and as a director of Paragon Group, Inc.

Other Directorships	Enterprise Financial Services Corp. (financial services)

William B. McGuire, Jr.
Age:	61
Trust Manager Since:	March 2005
Principal Occupation:	Private Investor
Recent Business Experience:	From 1994 until February 2005, Mr. McGuire was a director and executive officer of Summit Properties Inc., most recently serving as its co-chairman of the board from April 2001 until February 2005.

D. Keith Oden
Age:	49
Trust Manager Since:	1993
Principal Occupation:	President and Chief Operating Officer of Camden Property Trust since December 1993

William F. Paulsen
Age:	59
Trust Manager Since:	March 2005
Principal Occupation:	Private Investor
Recent Business Experience:

From 1994 until February 2005, Mr. Paulsen was a director and executive officer of Summit Properties Inc., most recently serving as its co-chairman of the board from April 2001 to February 2005. From 1994 until April 2001, Mr. Paulsen also served as Summit’s chief executive officer.

F. Gardner Parker
Age:	64
Trust Manager Since:	1993 (Lead Independent Trust Manager since 1998)
Principal Occupation:	Private Investor
Recent Business Experience:	Mr. Parker has been involved in structuring private and venture capital investments for the past 15 years.
Other Directorships

Crown Resources Corporation (precious metals exploration), Carrizo Oil & Gas, Inc. (oil and gas exploration and development), Sharps Compliance Corp. (waste management services); Blue Dolphin Energy Company (oil and gas pipeline transmission); Hercules Offshore, Inc. (drilling and liftboat services)

Steven A. Webster
Age:	54
Trust Manager Since:	1993
Principal Occupation:	Co-managing Partner, Arista Capital Partners, a private equity investment firm, since 2005
Recent Business Experience:

From 2000 to 2005, Mr. Webster was Chairman of Global Energy Partners, an affiliate of CSFB Private Equity. From 1997 to 1999, Mr. Webster was the President and Chief Executive Officer of R&B Falcon Corporation. From the time of its formation in 1991 until 1997, Mr. Webster was the Chief Executive Officer and Chairman of the Board of Falcon Drilling Company, Inc., a predecessor of R&B Falcon Corporation.

Other Directorships

Chairman of Carrizo Oil & Gas, Inc. (oil and gas exploration and development), director of Brigham Exploration Co. (oil and gas exploration and development), director of Grey Wolf, Inc. (land drilling service provider), Chairman of Crown Resources Corporation (precious metals exploration), director of Seacor Holdings, Inc. (tanker and marine services), director of Goodrich Petroleum Corporation (oil and gas exploration and development); Chairman of Basic Energy Services (oil service contractor); director of Hercules Offshore, Inc. (drilling and liftboat services)

Required Vote

Each nominee must be re-elected by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting.

The board recommends that you vote FOR the nominees listed above.

EXECUTIVE OFFICERS

There is no family relationship among any of our trust managers or executive officers. No executive officer was selected as a result of any arrangement or understanding between that executive officer and any other person. All executive officers are elected annually by, and serve at the discretion of, the board of trust managers.

Our executive officers are as follows:

Name	Age	Position	Recent Business Experience
Richard J. Campo	51	Chairman of the Board of Trust Managers and Chief Executive Officer (May 1993-present)	See “Election of Trust Managers” section.

D. Keith Oden	49	President and Chief Operating Officer (December 1993-present)	See “Election of Trust Managers” section.

H. Malcolm Stewart	54	Executive Vice President-Real Estate Investments (September 1998-present)	Senior Vice President-Construction of Camden Property Trust (December 1993-September 1998).

Steven K. Eddington	56	Senior Vice President-Operations (September 2002-present)	Regional Vice President and General Manager (West Region) of Camden Development, Inc., one of our wholly owned subsidiaries (1998-September 2002).

James M. Hinton	48	Senior Vice President-Real Estate Investments (June 1996-present)	Vice President of Development of Camden Development, Inc., one of our wholly owned subsidiaries (December 1993-June 1996).

Dennis M. Steen	47	Chief Financial Officer, Senior Vice President-Finance and Secretary (September 2003-present)	Vice President-Controller, Chief Accounting Officer and Treasurer of Camden Property Trust (August 1999-September 2003).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how many shares were owned by our trust managers and five most highly paid executive officers as of March 15, 2006. The following table also shows how many shares were owned by beneficial owners of more than 5% of our shares as of March 15, 2006. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below.

	Shares Beneficially Owed(2)(3)
Name and Address of Beneficial Owners (1)	Amount	Percent of Class
AEW Capital Management, L.P.(4)	3,187,299	6.1%
Stichting Pensioenfonds ABP(5)	3,153,319	6.0%
The Vanguard Group, Inc.(6)	2,610,976	5.0%
D. Keith Oden	1,322,068	2.5%
Richard J. Campo	1,301,862	2.4%
William R. Cooper	809,008	1.5%
William B. McGuire, Jr.(7)	524,612	1.0%
William F. Paulsen(8)	473,209	*
Lewis A. Levey(9)	438,300	*
H. Malcolm Stewart	278,438	*
Scott S. Ingraham(10)	133,607	*
Steven K. Eddington	57,899	*
Steven A. Webster	39,256	*
F. Gardner Parker(11)	30,264	*
Dennis M. Steen	25,345	*
George A. Hrdlicka	19,464	*
All trust managers and executive officers as a group (14 persons)(12)	5,619,411	9.9%

*              Less than 1%

(1)           The address for AEW Capital Management, L.P. is World Trade Center East, Two Seaport Lane, Boston, Massachusetts 02110-2021. The address for Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The address for Messrs. Campo, Oden, Cooper, McGuire, Paulsen, Levey, Stewart, Ingraham, Webster, Steen, Parker, Eddington and Hrdlicka is c/o Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, Texas 77046.

(2)           These amounts include shares that the following persons had a right to acquire within 60 days after March 15, 2006 through the exercise of vested options to purchase shares held in a rabbi trust, ordinary share options and through the exchange of units of limited partnership interest in our operating partnerships. Each option represents the right to receive one common share upon exercise. Each partnership unit is exchangeable for one common share. We may elect to pay cash instead of issuing shares upon a tender of units for exchange.

	Vested Options Held in a Rabbi Trust	Other Vested Options	Units of Limited Partnership Interest
D. Keith Oden	655,041	327,061	—
Richard J. Campo	655,650	327,061	—
William R. Cooper	14,664	—	791,939.000	(a)
William B. McGuire, Jr.	—	—	414,803.303
William F. Paulsen	—	—	398,575.292
Lewis A. Levey	14,664	—	359,692.000	(b)
H. Malcolm Stewart	155,390	70,538	—
Scott S. Ingraham	77,356	—	—
Steven K. Eddington	20,915	32,972	—
Steven A. Webster	17,864	—	—
F. Gardner Parker	27,864	—	—
Dennis M. Steen	14,156	7,167	—
George A. Hrdlicka	17,864	—	—
All trust managers and executive officers as a group (14 persons)	1,771,111	820,038	1,965,009.595

(a)           Includes 364,829 units held by WRC Holdings, Inc., which is controlled by Mr. Cooper, 30,000 units held by Paragon Gnty Services LP, which is controlled by Mr. Cooper, and 38,457 units held by Cooper Partners Limited, which is controlled by Mr. Cooper.

(b)           Includes 359,692 units held by Lewis A. Levey Revocable Trust dated December 15, 1995, for which Mr. Levey is the trustee.

(3)           The amounts exclude the following unvested options to purchase shares held in a rabbi trust, other unvested options and unvested share awards:

	Unvested Options Held in a Rabbi Trust	Other Unvested Options	Unvested Share Awards
D. Keith Oden	—	116,667	71,837
Richard J. Campo	—	116,667	71,837
William R. Cooper	2,935	—	1,600
William B. McGuire, Jr.	—	—	1,600
William F. Paulsen	—	—	1,600
Lewis A. Levey	2,935	—	1,600
H. Malcolm Stewart	20,400	5,000	38,884
Scott S. Ingraham	2,935	—	1,600
Steven K. Eddington	6,430	5,000	19,609
Steven A. Webster	2,935	—	1,600
F. Gardner Parker	4,489	—	3,200
Dennis M. Steen	5,555	5,000	21,618
George A. Hrdlicka	2,935	—	1,600
All trust managers and executive officers as a group (14 persons)	69,714	253,334	257,057

(4)           Based on information contained in an amendment to Schedule 13G filed with the SEC on February 13, 2006, AEW Capital Management, L.P., AEW Capital Management, Inc., AEW Management and Advisors, L.P. and AEW Investment Group, Inc. each possessed sole voting power over 2,178,900 shares and sole dispositive power over 3,187,299 shares.

(5)           Based on information contained in an amendment to Schedule 13G filed with the SEC on February 14, 2006, Stichting Pensioenfonds ABP possessed sole voting and dispositive power over 3,153,319 shares.

(6)           Based on information contained in a Schedule 13G filed with the SEC on February 13, 2006, The Vanguard Group possessed sole voting power over 16,728 shares and sole dispositive power over 2,610,976 shares.

(7)           Includes 100,202 shares held by a family trust.

(8)           Includes 24,405 shares held by Mr. Paulsen’s wife and 39,204 shares held by a related family foundation.

(9)           Includes 640 shares that are held in a trust for the benefit of Mr. Levey’s wife, for which Mr. Levey’s wife is the trustee.

(10)         Includes 1,050 shares that are held in accounts for the benefit of Mr. Ingraham’s children, for which Mr. Ingraham is the custodian.

(11)         Includes 200 shares that are held by Mr. Parker’s wife and 100 shares that are held in trusts for the benefit of Mr. Parker’s children, for which his wife is the trustee.

(12)         Shares and/or units beneficially owned by more than one individual have been counted only once for this purpose.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during or with respect to 2005, we believe that all SEC filing requirements applicable to our trust managers, officers and beneficial owners of more than 10% of our common shares were complied with in 2005, except that each of William R. Cooper, George A. Hrdlicka, Scott S. Ingraham, Lewis A. Levey, F. Gardner Parker, William F. Paulsen, William B. McGuire, Jr. and Steven A. Webster reported one transaction on a Form 5 that should have been reported on a Form 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 1999 and 2000, our board of trust managers approved a plan that permitted six of our then current senior executive officers to complete the purchase of $23.0 million of our common shares in open market transactions. The purchases were funded with unsecured full recourse personal loans made to each of the executives by a third-party lender. To facilitate the employee share purchase transactions, we entered into a guaranty agreement with the lender for payment of all indebtedness, fees and liabilities of the officers to the lender. Simultaneously, we entered into a reimbursement agreement to reimburse us, should any amounts ever be paid by us pursuant to the terms of the guaranty agreement. The reimbursement agreements required the executives to pay interest from the date any amounts are paid by us, until repayment by the officer. As of December 31, 2005, no amounts were outstanding on the unsecured full recourse loans, and the obligations under the related guaranty and reimbursement agreements have terminated. We did not have to perform under the guaranty agreements.

Summit Management Company was a subsidiary of Summit Properties Inc. through which Summit performed all of its management and leasing activities. As a result of the merger with Summit, Summit Management Company became an indirect subsidiary of Camden. Summit Management Company provided onsite and asset management services to apartment communities in which affiliates of William B. McGuire, Jr. and William F. Paulsen, each of whom is a trust manager, are general partners. During 2005, Summit Management Company received management fees of approximately $73,000 for the performance of such services.

Summit entered into amended and restated employment agreements with Messrs. McGuire and Paulsen in 2001, each of which expired on December 31, 2011. We assumed these agreements as a result of the merger with Summit. Each of the employment agreements provided that the annual base salary of Messrs. McGuire and Paulsen, effective as of January 1, 2002 and for the balance of the term of such agreement, will be $200,000 per year unless Mr. McGuire or Mr. Paulsen, respectively, ceases to be an employee member of the board, in which case such annual base salary will be reduced to $175,000. Messrs. McGuire and Paulsen were entitled to participate in our employee share option plans and employee benefit plans. The agreements further provided that Messrs. McGuire and Paulsen receive health benefits at a cost comparable to that paid by similarly situated employees, secretarial and computer-related services, and office facilities for the term of the applicable agreement and for the remainder of the respective life of Mr. McGuire or Mr. Paulsen thereafter. During 2005, each of Messrs. McGuire and Paulsen was paid a base salary of $39,231 under the employment agreements. The employment agreements with Messrs. McGuire and Paulsen also provided for certain severance benefits.

On April 27, 2005, we entered into a separation agreement with each of Messrs. McGuire and Paulsen. Each separation agreement was effective as of the effective time of the merger with Summit, which occurred on February 28, 2005. Pursuant to the respective separation agreement, as of the effective time, Messrs. McGuire and Paulsen resigned as an officer and director of Summit and all entities related to Summit, and the respective employment agreement between Summit and each such executive was terminated. Also pursuant to the respective separation agreement, each of Messrs. McGuire and Paulsen received payments totaling $1.0 million and other benefits, in each case approximately equivalent to those he was entitled to receive upon termination of employment pursuant to his employment agreement with Summit.

In addition, each of Messrs. McGuire and Paulsen entered into a noncompetition agreement with Summit, which agreements were assumed by us in connection with the merger with Summit. The noncompetition agreements prohibit Messrs. McGuire and Paulsen, for a two-year period following the termination of their employment, from hiring certain of our key employees or participating in any efforts to persuade such employees to leave their employment with us, and, for a one-year period following the termination of employment, from engaging in any manner, directly or indirectly, in any business that engages or attempts to engage in the acquisition, development, construction, operation, management or leasing of any of our then existing communities or development or acquisition opportunities. Under the noncompetition agreements, Messrs. McGuire and Paulsen are prohibited from disclosing trade secrets and, for prescribed periods, other confidential information.

In 1997, Summit instituted a loan program pursuant to which Summit loaned amounts to or on behalf of certain of Summit’s executive officers and key employees, including Messrs. McGuire and Paulsen, for one or more of the following purposes: (i) to finance the purchase of Summit common stock on the open market at then-current market prices; (ii) to finance an employee’s payment of the exercise price of one or more stock options to purchase shares of Summit common stock; or (iii) to finance the annual tax liability or other expenses of an executive officer related to the vesting of shares of Summit common stock which constitute a portion of a stock award granted to such executive officer. From the inception of the loan program, Summit extended loans the aggregate original principal amounts of $499,814 to Mr. McGuire and $999,995 to Mr. Paulsen. On February 2, 2005 and March 18, 2005, Messrs. McGuire and Paulsen, respectively, repaid such loans in full.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

The compensation committee administers our executive compensation program. The compensation committee consists entirely of independent trust managers.

Objectives

An important part of our results-oriented culture is to recognize and reward executives based on their contributions to our success. Our executive compensation program links incentive compensation to individual and corporate results by rating achievement against financial and non-financial objectives. Our compensation objectives are designed to make our performance expectations clear to executives and other employees and to measure and reward performance consistently across organizational lines. The key objectives of our executive compensation program are to:

•              support our business objectives to produce consistent earnings growth and increase shareholder value;

•              attract, reward, motivate and retain talented executives;

•              tie executive compensation to our financial performance and portfolio management; and

•              link executives’ goals with shareholders’ interests.

Types of Compensation

The principal components of our executive compensation program are base salary, annual bonus, annual cash award based on growth in funds from operations, or FFO, and long-term compensation, which may include grants of shares and/or options based on past performance. The compensation committee does not allocate a fixed percentage of compensation to these elements, nor, except when awarding bonuses and long-term compensation, does the compensation committee use specific qualitative or quantitative measures or factors in assessing individual performance.

The compensation committee believes that we are best served if executive compensation is targeted so that, in a year that we achieve target performance as determined by the compensation committee, compensation approximates the median level within our industry. Base salaries, bonus compensation and long-term compensation for our chief executive officer and other senior executives are set by the compensation committee after considering recommendations by management and factors such as the nature and responsibilities of each executive’s position, the executive’s experience, the achievement of corporate goals, the achievement of individual goals and competitive industry compensation. Corporate goals are based on operating performance, as measured by our FFO, total shareholder return and other specific targets.

In conducting its review of management’s proposals, the compensation committee considers comparable companies included in the equity REIT peer group used for the five-year comparison of total shareholder return in the performance graph. The compensation committee reviews salary information about comparable companies contained in data provided by third party compensation consultants regarding compensation of various executives at other REITs, public disclosures made by companies in the real estate industry and on published surveys with particular focus on companies of similar size within our industry. Our most direct competitors for executive talent are not necessarily identical to the REITs included in the peer group used in the performance graph. Thus, the peer group of REITs in the compensation analysis that was utilized by the compensation committee in analyzing management’s bonus proposals is not the same as the peer group used in the performance graph.

Base Salary. Members of senior management receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in base salary determinations are individual performance, the success of each business unit in the individual’s area of responsibility in achieving business plans, the competitiveness of the executive’s total compensation and our ability to pay an appropriate and competitive salary. Members of senior management are eligible for periodic increases in their base salary as a result of individual performance or significant performance, their salary relative to the competitive market median level and the time interval and any added responsibility since the last salary increase. The compensation committee reviews and approves any such salary increases for executive officers, including the CEO. In 2005, three of the named executive officers received a salary increase from 2004 due to these factors.

Annual Bonus. The compensation committee may award annual bonuses to executives, including the CEO, for the achievement of specified goals by Camden, the individual and the individual’s business unit, with varying weightings applied to each area of goals based on the individual’s position. Each year, the compensation committee sets for each officer the threshold, target and maximum bonus that may be awarded to that officer if threshold goals are achieved. For 2005, the company-wide goals used in determining cash bonuses were:

•              the achievement of FFO per share equal to the mid-point of the guidance range issued at the beginning of the year;

•              the operating performance of property level net operating income as compared to the original budgeted performance;

•              the achievement of a targeted transaction volume goal by delivering a combination of new development starts and acquisitions;

•              the achievement of a FFO multiple in the top 33% of the apartment sector;

•              the achievement of total shareholder return in the top 33% of the apartment sector;

•              the completion of new developments in accordance with the original time and financial budgets at or above projected yields; and

•              the effectiveness of management in creating and communicating Camden’s corporate culture to all employees.

The weightings applicable to each goal were set in advance. An evaluation of individual and business unit goals for each officer and business unit are recommended by management to the compensation committee. The same category of goals will be used to determine bonuses with respect to 2006.

To more fully tie compensation to long-term performance, executives must receive between 25% and 50% of their annual bonuses in shares. These shares are valued at 150% of the cash value of the corresponding portion of the bonus. The number of shares to be issued is determined based on the market share price at the date of grant. The shares issued pursuant to these grants vest 25% on the grant date and 25% on each of the next three anniversaries of the grant date.

FFO-Growth Performance Award. The compensation committee has awarded notional common shares or bonus units (which do not represent actual common shares) to our CEO and other senior officers. The notional shares expire on the tenth anniversary of the date of grant. The holders of notional shares receive an annual cash payment equal to their number of notional shares multiplied by a percentage of the actual dividend rate per share paid to holders of our common shares. The percentage used in determining 2005 awards was based on year-over-year growth in funds from operations as follows:

FFO Growth Rate	Payment as a Percentage of Common Dividends Per Share
Less than 9%	50%
9.0%-9.9%	100%
10.0% or more	125%

If the FFO growth rate for any year is less than 10%, that year’s FFO growth rate may be averaged with the FFO growth rate for up to four subsequent years. If this average results in a higher payment percentage for a prior year, an additional amount will be paid out in the current year for that prior year.

Long-Term Compensation. Because today’s business decisions affect us over a number of years, long-term incentive awards are tied to our performance and the long-term value of our shares. Each year, the compensation committee sets for individual executives the threshold, target and maximum number of options and restricted shares that may be granted to the executive if the threshold, target and maximum goals are achieved by Camden and the individual business unit. The goals and weightings for long-term incentive awards are the same as those used in determining annual bonuses.

The compensation committee granted 193,675 restricted shares to executives and other employees for 2005. Restricted shares vest in five equal installments on the first five anniversaries of the date of grant. The compensation committee did not grant any options to purchase common shares for 2005. Holders of at least 20,000 vested options are eligible for reloads upon the exercise of the options.

The compensation committee has established a rabbi trust for the benefit of our officers and trust managers in which share grants and other deferred compensation may have in the past been placed. A participant may purchase assets held by the rabbi trust at any time within 30 years from the date of vesting. The purchase price of a share is 25% of the fair value of that share on the date that the share was placed in the rabbi trust. The purchase price of any other asset is 25% of the fair value of that asset on the date that the asset was placed in the rabbi trust.

The compensation committee has also established a deferred compensation plan for the benefit of our officers and trust managers in which the participant may elect to defer cash compensation and/or options or shares granted under our 2002 share incentive plan. A participant has a fully vested right to his or her deferral amounts, and the deferred option and share awards will vest in accordance with their terms.

CEO Performance Evaluation

In determining the compensation of Mr. Campo, the compensation committee applies the same philosophy and procedures as it applies to other executive officers.

Under Mr. Campo’s leadership, based on the goals described above, the assigned relative weighting and the achievement level for each, Camden’s achievement level for 2005 exceeded expectations. For 2005, under Mr. Campo’s leadership, Camden achieved FFO per share 5% above the 2005 goal and 7% over 2004, exceeded the budget for stabilized property-level net operating income by 3.1%, exceeded the targeted transaction level by 28%, expanded its FFO multiple, achieved total shareholder return of 18.5%, which places us in the top third of our peers, and completed two development projects on time and below budget. During 2005, the objective of creating and communicating our corporate culture to all employees took on increased importance due to the Summit merger and the challenge of integrating over 400 employees into Camden. Management implemented company-wide initiatives to quickly assimilate Summit employees into the Camden culture. By any objective measure, the Summit merger has been a success and in large part this can be attributed to these efforts. Based on these factors, the compensation committee granted Mr. Campo a bonus totaling $550,000 and an award of 31,189 restricted shares.

Other

The SEC requires that this report comment upon our policy with respect to section 162(m) of the Internal Revenue Code, which limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers. However, compensation that is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our shareholders is not subject to section 162(m). We have such a plan and may utilize it to mitigate the potential impact of section 162(m). We did not pay any compensation during 2004 that would be subject to section 162(m). We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect our net income. However, to the extent that compensation does not qualify for deduction under section 162(m) or under our short term incentive plan approved by shareholders to, among other things, mitigate the effects of section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the compensation committee’s compensation policy and practices are not directly governed by section 162(m).

This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

This executive officer compensation report is given by the following members of the compensation committee:

William A. Cooper

George A. Hrdlicka

William F. McGuire, Jr.

COMPENSATION

Executive Officer Compensation

The table below shows the pre-tax compensation for the last three years for our Chief Executive Officer and the four next highest paid executive officers at the end of 2005. We did not grant any options, share appreciation rights or long-term incentive plan awards during 2005.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)		Other Annual Compensation(2)	Share Awards(1)(3)		Securities Underlying Options	All Other Compen- sation(4)
Richard J. Campo	2005	$434,660	$756,250	(5)	$76,200	$2,118,784	(6)	—	$—
Chairman of the Board and	2004	434,660	171,875	(7)	76,200	140,625	(8)	100,000	5,235
Chief Executive Officer	2003	422,000	68,750	(9)	76,200	56,250	(10)	150,000	5,967

D. Keith Oden	2005	$434,660	$756,250	(5)	$76,200	$2,118,784	(6)	—	$—
President and Chief	2004	434,660	171,875	(7)	76,200	140,625	(8)	100,000	6,960
Operating Officer	2003	422,000	68,750	(9)	76,200	56,250	(10)	150,000	7,692

H. Malcolm Stewart	2005	$332,000	$360,938	(11)	$44,450	$1,195,320	(12)	—	$2,700
Executive Vice President -	2004	323,420	120,313	(13)	44,450	398,435	(14)	—	2,700
Real Estate Investments	2003	314,000	79,063	(15)	44,450	214,838	(16)	15,000	2,700

Dennis M. Steen	2005	$275,000	$407,563	(17)	$44,450	$1,081,198	(18)	—	$2,700
Senior Vice President -	2004	231,750	113,438	(19)	30,480	382,793	(20)	—	2,700
Finance, Chief Financial	2003	225,000	67,500	(21)	15,240	151,200	(22)	15,000	2,700
Officer and Secretary

Steven K. Eddington	2005	$240,000	$371,563	(23)	$44,450	$822,214	(24)	—	$2,700
Senior Vice President -	2004	231,750	103,125	(25)	44,450	309,976	(26)	—	2,700
Operations	2003	225,000	58,438	(27)	31,750	176,513	(28)	15,000	2,700

(1)           The compensation committee requires executives to receive between 25% and 50% of their annual bonus in shares. Bonus shares are valued at 150% of the cash value of the corresponding portion of the bonus. The number of shares issued was determined based on the market share price at the date of grant. Bonus shares vest 25% on the grant date and 25% on each of the next three anniversaries of the grant date. Bonus share awards vested on the date of grant are included in the above table under “Bonus” and the unvested bonus share awards are included in the above table under “Share Awards.”

(2)           Represents cash payments equal to a notional number of our common shares multiplied by 50% of the actual dividend rate per share paid to holders of our common shares for the year.

(3)           The compensation committee annually grants certain executives share awards. Share awards have vesting periods of five years, with initial vesting beginning one year from the date of grant. The share awards were valued based on the market share price at the date of award. Distributions on share awards are paid at the same rate as paid to all shareholders.

(4)           Amounts for 2005 consist of matching contributions under our 401(k) plan ($2,700 for each of Messrs. Stewart, Eddington and Steen). Amounts for 2004 consist of matching contributions under our 401(k) plan ($2,700 for each of Messrs. Stewart, Eddington and Steen) and the value of the premiums we paid for insurance coverage ($5,235 for Mr. Campo and $6,960 for Mr. Oden). Amounts for 2003 consist of matching contributions under our 401(k) plan ($732 for each of Messrs. Campo and Oden and $2,700 for each of Messrs. Stewart, Eddington and Steen) and the value of the premiums we paid for insurance coverage ($5,235 for Mr. Campo and $6,960 for Mr. Oden).

(5)           Consists of $300,000 in cash and 2,387 share awards granted on March 15, 2005 valued at $47.14 per share, and $250,000 in cash and 1,440 share awards granted on February 2, 2006 valued at $65.10 per share, all of which vested at date of grant.

(6)           Consists of 27,362 share awards granted on February 2, 2006 valued at $65.10 per share, 4,320 of which vest in three equal installments beginning on February 15, 2007 and 23,042 of which vest in five equal installments beginning on February 15, 2007, as well as 7,159 share awards granted on March 15, 2005 valued at $47.14 per share, which vest in three equal installments beginning on February 15, 2006.

(7)           Consists of $125,000 in cash and 1,030 share awards granted on February 2, 2005 valued at $45.53 per share, all of which vested at date of grant.

(8)           Consists of 3,088 share awards granted on February 2, 2005 valued at $45.53 per share, which vest in three equal installments beginning on February 15, 2006. Subsequent to the date of grant, all of such shares became fully vested. See “Compensation Committee Report on Executive Compensation – CEO Performance Evaluation.”

(9)           Consists of $50,000 in cash and 437 share awards granted on January 29, 2004, valued at $42.90 per share, all of which vested at date of grant.

(10)         Consists of 1,311 shares awarded on January 29, 2004 valued at $42.90 per share, which vest in three equal installments beginning on February 15, 2005.

(11)         Consists of $100,000 in cash and 796 share awards granted on March 15, 2005 valued at $47.14 per share, and $162,500 in cash and 936 share awards granted on February 2, 2006 valued at $65.10 per share, all of which vested at date of grant.

(12)         Consists of 16,633 share awards granted on February 2, 2006 valued at $65.10 per share, 2,808 of which vest in three equal installments beginning on February 15, 2007 and 13,825 of which vest in five equal installments beginning on February 15, 2007, as well as 2,386 share awards granted on March 15, 2005 valued at $47.14 per share, which vest in three equal installments beginning on February 15, 2006.

(13)         Consists of $87,500 in cash and 721 share awards granted on February 2, 2005 valued at $45.53 per share, all of which vested at date of grant.

(14)         Consists of 8,751 share awards granted on February 2, 2005 valued at $45.53 per share, 2,162 of which vest in three equal installments beginning on February 15, 2006 and 6,589 of which vest in five equal installments beginning on February 15, 2006.

(15)         Consists of $57,500 in cash and 503 share awards granted on January 29, 2004, valued at $42.90 per share, all of which vested at date of grant.

(16)         Consists of 5,008 share awards granted on January 29, 2004 valued at $42.90 per share, 1,508 of which vest in three equal installments beginning on February 15, 2005 and 3,500 of which vest in five equal installments beginning on February 15, 2005.

(17)         Consists of $187,500 in cash and 497 share awards granted on March 15, 2005 valued at $47.14 per share, and $143,000 in cash and 824 share awards granted on February 2, 2006 valued at $65.10 per share, all of which vested at date of grant.

(18)         Consists of 15,528 share awards granted on February 2, 2006 valued at $65.10 per share, 2,471 of which vest in three equal installments beginning on February 15, 2007 and 13,057 of which vest in five equal installments beginning on February 15, 2007, as well as 1,492 share awards granted on March 15, 2005 valued at $47.14 per share, which vest in three equal installments beginning on February 15, 2006.

(19)         Consists of $82,500 in cash and 679 share awards granted on February 2, 2005 valued at $45.53 per share, all of which vested at date of grant.

(20)         Consists of 8,408 share awards granted on February 2, 2005 valued at $45.53 per share, 2,039 of which vest in three equal installments beginning on February 15, 2006 and 6,369 of which vest in five equal installments beginning on February 15, 2006.

(21)         Consists of $60,000 in cash and 175 share awards granted on January 29, 2004 valued at $42.90 per share, all of which vested at date of grant.

(22)         Consists of 3,524 share awards granted on January 29, 2004 valued at $42.90 per share, 524 of which vest in three equal installments beginning on February 15, 2005 and 3,000 of which vest in five equal installments beginning on February 15, 2005.

(23)         Consists of $150,000 in cash and 398 share awards granted on March 15, 2005 valued at $47.14 per share, and $147,500 in cash and 850 share awards granted on February 2, 2006 valued at $65.10 per share, all of which vested at date of grant.

(24)         Consists of 11,766 share awards granted on February 2, 2006 valued at $65.10 per share, 2,549 of which vest in three equal installments beginning on February 15, 2007 and 9,217 of which vest in five equal installments beginning on February 15, 2007, as well as 1,193 share awards granted on March 15, 2005 valued at $47.14 per share, which vest in three equal installments beginning on February 15, 2006.

(25)         Consists of $75,000 in cash and 618 share awards granted on February 2, 2005 valued at $45.53 per share, all of which vested at date of grant.

(26)         Consists of 6,808 share awards granted on February 2, 2005 valued at $45.53 per share, 1,853 of which vest in three equal installments beginning on February 15, 2006 and 4,955 of which vest in five equal installments beginning on February 15, 2006.

(27)         Consists of $42,500 in cash and 372 share awards granted on January 29, 2004 valued at $42.90 per share, all of which vested at date of grant.

(28)         Consists of 4,115 share awards granted on January 29, 2004 valued at $42.90 per share, 1,115 of which vest in three equal installments beginning on February 15, 2005 and 3,000 of which vest in five equal installments beginning on February 15, 2005.

Aggregated Option Exercises in Last Fiscal

Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Common Shares Underlying Unexercised Options at December 31, 2005(1)		Value of Unexercised In-The- Money Options at December 31, 2005(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard J. Campo	25,793	$1,324,986	209,775	250,000	$3,133,040	$4,063,000
D. Keith Oden	25,793	1,324,986	209,775	250,000	3,133,040	4,063,000
H. Malcolm Stewart	—	—	68,820	18,333	1,274,071	370,525
Dennis M. Steen	10,499	397,974	—	12,167	—	207,495
Steven K. Eddington	1,100	34,628	23,633	16,667	547,853	326,475

(1)           These year-end values represent the difference between the fair market value of the shares subject to options (based on the share price of $57.92 on December 31, 2005) and the exercise prices of the options. “In-the-money” means that the fair market value of the shares is greater than the option’s exercise price on the valuation date.

Employment Agreements

We have entered into an employment agreement with each of Messrs. Campo, Oden, Stewart, Steen and Eddington. The agreements with Messrs. Campo and Oden expire on July 22, 2006. However, on July 22 of each year, the expiration date of the agreements with Messrs. Campo and Oden will automatically be extended by one additional year so that as a result of such extension the then remaining term of employment will be one year. The agreements with Messrs. Stewart, Steen and Eddington expire on August 20, 2006. Six months prior to expiration, unless notification of termination is given, these agreements extend for one year from the date of expiration. The agreements provide for minimum salary levels as well as various incentive compensation arrangements, which are payable based on the attainment of specific goals. The agreements also provide for severance payments plus a gross-up payment if certain situations occur, such as termination without cause or a change of control. In the case of each of Messrs. Stewart, Steen and Eddington, the severance payment equals one times his respective current salary base in the case of a termination without cause and 2.99 times his respective average annual compensation over the previous three fiscal years in the case of a change of control. In the case of each of Messrs. Campo and Oden, the severance payment generally equals 2.99 times his respective average annual compensation over the previous three fiscal years in connection with, among other things, a termination without cause or a change of control. In addition, Messrs. Campo and Oden would be entitled to receive continuation and vesting of certain benefits in the case of such a termination.

Compensation Committee Interlocks and Insider Participation

Other than William R. Cooper, who is a former officer of Paragon Group, Inc. (which was merged into one of our subsidiaries in 1997), no member who served on our compensation committee during 2005 was either an officer or employee during 2005, a former officer or was party to any material transaction described earlier in the “Certain Relationships and Related Transactions” section.

No executive officer served as a member of the compensation or similar committee or board of directors of any entity whose members served on our compensation committee.

Board Compensation

Trust managers, other than those who are our employees, were or will be paid the following fees for the years indicated:

	2005	2006
Annual fee	$12,000	$18,000
For each board meeting attended in person	1,000	1,000
For each board meeting attended by telephone conference	500	1,000
For each committee meeting attended	500	750
Chair of audit committee	—	7,500

We also may reimburse trust managers for travel expenses incurred in connection with their activities on our behalf.

Each non-employee trust manager receives restricted shares with a market value of $100,000 on the date of grant upon his election to the board and on each succeeding year that he is a trust manager. Prior to 2006, each non-employee trust manager received 2,000 restricted shares upon his election and 2,000 restricted shares on each succeeding year that he is a trust manager. Our Lead Independent Trust Manager will receive additional restricted shares with a market value of $25,000 each year that he is Lead Independent Trust Manager. Prior to 2006, our Lead Independent Trust Manager received an additional 2,000 restricted shares on May 1 of each year that he is Lead Independent Trust Manager. In 1998, Mr. Parker was elected Lead Independent Trust Manager. Upon his election, he received 2,000 restricted shares. He received an additional 2,000 restricted shares on May 1, 1999 and May 1, 2004 and 2005 and an additional 1,000 restricted shares on May 1, 2000, 2001, 2002 and 2003. We have granted a total of 131,110 restricted shares to non-employee trust managers, 86,844 of which were vested at December 31, 2005. The share awards vest 20% on May 1 of each of the five years succeeding the date of grant.

PERFORMANCE GRAPH

SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of our shares against the Standard & Poor’s 500 Composite Stock Index and against either a published industry or line-of-business index or group of peer issuers. We chose the National Association of Real Estate Investment Trusts All Equity Index as the relevant index. The graph assumes the investment of $100 on December 31, 2000 and quarterly reinvestment of dividends.

CAMDEN PROPERTY TRUST

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
Camden	100.0	117.32	113.19	162.76	197.90	235.80
NAREIT	100.0	113.93	118.29	162.21	213.43	239.39
S&P 500	100.0	88.11	68.64	88.33	97.94	102.75

AUDIT COMMITTEE INFORMATION

Deloitte & Touche LLP has served as our independent auditors for fiscal year 2005. Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Report of the Audit Committee

The board of trust managers adopted a written charter for the audit committee at a meeting held in February 2001, which was reviewed and revised on July 24, 2003, a copy of which was attached as an appendix to the proxy statement relating to the 2004 annual meeting of shareholders.

Each member of the audit committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and Sections 303A.02 and 303A.07(b) of the New York Stock Exchange’s listing standards and is free from any relationship that, in the opinion of the board, would interfere with the exercise of his independent judgment as a member of the audit committee.

The audit committee met with management periodically during the year to consider the adequacy of the company’s internal controls and the objectivity of its financial reporting. The audit committee discussed these matters with the company’s independent auditors and with appropriate company financial personnel, including the internal auditors. The audit committee also discussed with the company’s senior management, independent auditors and internal auditors the process used for certifications by the company’s chief executive officer and chief financial officer that are required for certain of the company’s filings with the Securities and Exchange Commission.

The audit committee met privately with the independent auditors, senior management, internal auditors and outside counsel, each of whom has unrestricted access to the audit committee.

The audit committee appointed Deloitte & Touche LLP as the independent auditors for the company after reviewing the firm’s performance and independence from management.

Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls.

The independent auditors audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company and its subsidiaries in conformity with accounting principles generally accepted in the United States of America and discussed with the audit committee any issues they believed should be raised with the audit committee.

The audit committee reviewed with management and Deloitte & Touche LLP the company’s audited financial statements and met separately with both management and Deloitte & Touche LLP to discuss and review those financial statements and reports prior to issuance. The audit committee further reviewed and discussed our progress on complying with Section 404 of the Sarbanes-Oxley Act. Management has represented, and Deloitte & Touche LLP has confirmed, to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The audit committee received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the company. The audit committee also discussed with Deloitte & Touche LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. The audit committee monitored auditor independence, reviewed audit and non-audit services performed by Deloitte & Touche LLP and discussed with the auditors their independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of trust managers that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The audit committee also reappointed, subject to shareholder ratification, Deloitte & Touche LLP as our independent auditors for 2006.

This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

This audit committee report is given by the following members of the audit committee:

Lewis A. Levey

George A. Hrdlicka

Scott S. Ingraham

Independent Auditor Fees

The following summarizes the approximate aggregate fees billed to us for the fiscal years ended December 31, 2004 and 2005 by our principal independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte Entities”):

	Total Approximate Fees
Type of Services (a)	2005	2004
Audit Fees (b)	$1,259,500	$1,059,500
Audit-Related Fees (c)	—	69,600
Tax Fees (d)	144,000	58,700
All Other Fees (e)	207,800	7,100
Total (f)	$1,611,300	$1,194,900

(a)           All such services provided to us by the Deloitte Entities during 2005 and 2004 were pre-approved by the audit committee.

(b)           Fees for audit services billed in 2005 and 2004 included the following:

•              audit of our annual financial statements;

•              audit of our internal controls over financial reporting;

•              reviews of our quarterly financial statements; and

•              issuances of comfort letters, consents and other services related to SEC matters.

(c)           Fees for audit-related services billed in 2004 included financial accounting, reporting and internal controls over financial reporting.

(d)           Fees for tax services billed in 2005 and 2004 included tax compliance services and tax planning and advice services.

(e)           Fees for all other services billed in 2005 and 2004 consisted of permitted non-audit services, such as property tax services.

(f)            Excludes amounts that we reimbursed the Deloitte Entities for out-of-pocket expenses, which totaled approximately $21,300 in 2005 and $16,300 in 2004. Fees for 2005 exclude audit and tax fees of $36,600 and $410,000, respectively, for services provided to Summit Properties Inc. and its affiliates for periods prior to the effective time of the merger.

In considering the nature of the services provided by the Deloitte Entities, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with representatives of the Deloitte Entities and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Pre-Approval Policies and Procedures

The audit committee has developed policies and procedures concerning its pre-approval of audit and non-audit services provided to us by our independent auditors. These provide that the audit committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be rendered to us by our independent auditors.

The independent auditors provide the audit committee with a list describing the services expected to be performed by the independent auditor. Any request for services not contemplated by this list must be submitted to the audit committee for specific pre-approval and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the audit committee has authorized any of the members of the audit committee to approve the provision by our independent auditors of non-audit services not prohibited by law. Any such decision made by a member of the audit committee will be reported by such member to the full audit committee at its next meeting.

In addition, although not required by the rules and regulations of the SEC, the audit committee generally requests a range of fees associated with each proposed service. The audit committee believes that providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.

Ratification of the Selection of the Independent Auditors

The audit committee has reappointed Deloitte & Touche LLP as our independent auditors for 2006.

The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the meeting.

The audit committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2006.

SHAREHOLDER PROPOSALS

We must receive any shareholder proposal intended for inclusion in the proxy materials for the annual meeting to be held in 2007 no later than December 31, 2006. A shareholder may also nominate trust managers before the next annual meeting by submitting the nomination to us as described on pages 4 and 5 under “Consideration of Trust Manager Nominees—Shareholder Nominees.”  We did not receive any formal proposals during 2005 from shareholders that were not subsequently withdrawn.

ANNUAL REPORTS

Our 2005 annual report, including financial statements, is being mailed to you along with this proxy statement. Our 2005 annual report, 2005 Form 10-K and this proxy statement are also available on the investor relations section of our website site at www.camdenliving.com. Our annual report and Form 10-K are not proxy soliciting materials.

CAMDEN PROPERTY TRUST
FORM OF PROXY FOR ANNUAL MEETING
TO BE HELD MAY 2, 2006

This proxy is solicited on behalf of the Board of Trust Managers.

The undersigned hereby appoints Richard J. Campo, D. Keith Oden and Dennis M. Steen, or any of them, proxies of the undersigned, with full powers of substitution, to vote all of the common shares of beneficial interest of Camden Property Trust that the undersigned is entitled to vote at the Annual Meeting to be held on May 2, 2006 and at any adjournment thereof, and authorizes and instructs said proxies to vote as set forth on the reverse side.

The Board of Trust Managers recommends that you vote FOR each of the nominees for trust manager. The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of Deloitte & Touche LLP as our independent auditors for 2006.

IMPORTANT - This Proxy must be signed and dated on the reverse side.

1.	Election of Trust Managers		For	Withhold	For All	To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the line below:
	Nominees:			All	Except
	01) Richard J. Campo	06) William B. McGuire, Jr.	☐	☐	☐
	02) William R. Cooper	07) William F. Paulsen
	03) George A. Hrdlicka	08) D. Keith Oden
	04) Scott S. Ingraham	09) F. Gardner Parker
	05) Lewis A. Levey	10) Steven A. Webster

2.	Ratification of Deloitte & Touche LLP as the		For	Against	Abstain
	independent auditors		☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.

PLEASE MARK, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

			YES ☐	NO ☐

HOUSEHOLDING ELECTION-Please indicate if you consent to receive future investor communications in a single package per household.			YES ☐	NO ☐

Signature	Date		Signature (Joint Owners)		Date